UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2018

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-38297 (Commission File Number)	47-1628077 (I.R.S. Employer Identification Number)
11305 Four Points Drive, Building 2, Suite 100 Austin, TX (Address of principal executive offices)	78726 (Zip code)
(512) 346-2000 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.02Termination of a Material Definitive Agreement.

On November 29, 2018, SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), repaid $10.0 million of borrowings outstanding under the Amended and Restated Credit and Guaranty Agreement by and among SailPoint Technologies, Inc., as the borrower, and SailPoint Technologies Intermediate Holdings, LLC and SailPoint International, Inc., as guarantors, the lenders party thereto from time to time and Goldman Sachs Bank USA, as administrative agent and collateral agent (as amended, the “Prior Credit Agreement”), and the Prior Credit Agreement was then terminated on such date. SailPoint Technologies, Inc. is a wholly owned subsidiary of the Company.

The Prior Credit Agreement provided for a senior secured credit facility that consisted of a term loan facility and a revolving credit facility with a letter of credit sub-facility. Each of the term loan facility and revolving credit facility would have matured on August 16, 2021. Pursuant to the Prior Credit Agreement, the Company repaid the remaining balance of $10.0 million of borrowings outstanding under the term loan facility and the Company’s existing $6.0 million standby letter of credit was cancelled and replaced by the 2018 Letter of Credit (as defined below). The Company paid $87.5 thousand in prepayment premiums as a result of the prepayments under and termination of the Prior Credit Agreement.

Item 8.01Other Events.

In November 2018, on behalf of the Company, U.S. Bank National Association issued an irrevocable, cash collateralized, unconditional standby letter of credit in an aggregate amount of $6.0 million (the “2018 Letter of Credit”) in favor of BDN Four Points Land LP, the lessor under the Company’s corporate headquarters lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date: November 29, 2018	By:	/s/ Cam McMartin
Cam McMartin
Chief Financial Officer